Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES SECOND QUARTER 2011 RESULTS
HOUSTON (July 28, 2011) — Noble Energy, Inc. (NYSE: NBL) reported today second quarter 2011 net income of $294 million, or $1.61 per share diluted, on revenues of $954 million. The Company’s second quarter 2010 net income was $204 million, or $1.10 per share diluted, on revenues of $751 million. Net income for the second quarter 2011 includes unrealized commodity derivative gains, a gain on asset divestiture, as well as certain asset impairments. Excluding these items, second quarter 2011 adjusted net income(1) was $263 million, or $1.44 per share diluted. Adjusted net income(1) for the second quarter of 2010 was $198 million, or $1.07 per share diluted.
Discretionary cash flow(1) for the second quarter 2011 was $659 million, compared to $496 million for the similar quarter in 2010. Net cash provided by operating activities was $745 million, and capital expenditures(2) were $702 million.
Key highlights for the second quarter 2011 include:
•	Sold 174 million cubic feet per day (MMcf/d) of natural gas in Israel, up 44 percent from the second quarter last year

•	Produced a record 59 thousand barrels of oil equivalent per day (MBoe/d) in the DJ basin

•	Drilled longest-ever horizontal Niobrara well in the DJ basin with a 9,100 foot lateral in the Wattenberg field

•	Announced a discovery at Santiago in the deepwater Gulf of Mexico and increased Galapagos net production impact to over 10 thousand barrels of oil per day

•	Accelerated startup of Aseng, offshore Equatorial Guinea, with first oil production now expected by year-end 2011

•	Completed transfer of assets and exit from Ecuador

•	Increased liquidity to over $3.6 billion, with $1.5 billion in cash at the end of the period
Charles D. Davidson, Noble Energy’s Chairman and CEO, commented, “The second quarter was another strong quarter for Noble Energy. With our performance to date, we now expect sales volumes for the year will fall in the top end of our original guidance range. The second half of the year will be very active for our Company with further expansion of the DJ basin horizontal Niobrara play and active rig programs in all of our key offshore regions. We continue to make excellent progress on our major development projects with Aseng in Equatorial Guinea now well ahead of schedule and our exploration success at Santiago being integrated into the Galapagos project plans. In addition, we anticipate testing multiple exploration opportunities in West Africa, the Eastern Mediterranean, and the deepwater Gulf of Mexico before the end of the year.”
The Company’s total sales volumes for the second quarter 2011 averaged 215 MBoe/d. Production volumes were 216 MBoe/d, with the difference attributable to crude oil and condensate underliftings in Equatorial Guinea. Excluding the 2010 sale of certain onshore U.S. assets, as well as the impact of the Company’s exit from Ecuador, sales volumes were up 3 percent from the second quarter 2010. Growth in the DJ basin and Israel more than offset timing differences in Equatorial Guinea liftings, as well as natural decline in the Company’s various other onshore U.S. and deepwater Gulf of Mexico assets.
International sales volumes were 100 MBoe/d, up slightly from the second quarter last year despite lower liquid liftings in Equatorial Guinea and the termination of the Company’s activities in Ecuador. Strong power generation demand and lower competing imports led Noble Energy’s natural gas sales in Israel to be up substantially from the prior year. In the North Sea, field performance at Dumbarton and Lochranza accounted for increased oil volumes. The Company’s 2010 volumes included 27 MMcf/d of natural gas in Ecuador, where its production sharing contract was terminated in late 2010.
Noble Energy’s U.S. volumes were 115 MBoe/d for the second quarter of 2011, down versus the prior year period as a result of the 2010 sale of approximately 6 MBoe/d of Mid-continent and Illinois basin oil assets. In the DJ basin, second quarter 2011 volumes averaged over 59 MBoe/d, up 8 percent from the same period in 2010. The increase is attributed to the continued acceleration of the Company’s vertical and horizontal drilling programs in Wattenberg. A third-party processing facility expansion came online in June 2011, which is allowing for further field production growth.
The Company’s barrel of oil equivalent (Boe) realizations were up significantly for the second quarter 2011 versus 2010. International natural gas as a percentage of total Company volumes grew to 32 percent for the second quarter 2011, with global liquids representing 39 percent, and U.S. natural gas the remaining 29 percent.
Total production costs per Boe, including lease operating expenses, production and ad valorem taxes, and transportation were $7.92 per Boe, up approximately 5 percent from the second quarter 2010. The increase was largely attributable to higher production and ad valorem taxes caused by stronger

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commodity pricing. Lease operating expense was $5.06 per Boe and depreciation, depletion, and amortization was $12.01 per Boe for the second quarter 2011. Exploration expense for the quarter included recognition of dry hole cost on the Kora well, offshore Senegal and Guinea-Bissau. General and administrative expenses were up primarily related to increased staffing for the development of the Company’s major development projects. Noble Energy’s adjusted effective tax rate was 33 percent, with 52 percent deferred. Deferred taxes for the second quarter 2011 were impacted by the resolution of prior year tax reviews.
The Company recorded asset impairments totaling $131 million in the second quarter 2011, resulting from field performance at Oliver Creek in East Texas and Iron Horse in Wyoming, combined with a low natural gas price environment. Other operating income/expense includes a $26 million gain on the divestiture of assets, primarily a result of the Company’s transfer of assets and exit from Ecuador. The gain and asset impairments are excluded from net income in determining adjusted net income. Also included in other income/expense is a $7 million deferred compensation income item relating to the quarterly value change of Noble Energy stock held in a benefit program.
UPDATED GUIDANCE
Noble Energy has raised its full year 2011 sales volume guidance to range from 215 to 218 MBoe/d, with the primary driver being higher natural gas volumes in Israel. For the third quarter 2011, the Company expects volumes to average 215 to 220 MBoe/d. Onshore U.S. volumes should be up versus the second quarter, with crude oil and natural gas growth from the DJ basin offsetting natural declines in other onshore natural gas areas. The deepwater Gulf of Mexico is expected to have lower sales volumes as result of natural decline and the impact of a Swordfish gas well that recently watered out. Higher volumes in Equatorial Guinea and strong demand for natural gas in Israel should contribute to increased international volumes.
The Company also adjusted its 2011 total capital program to approximately $3.0 billion. Over a third of the $300 million increase is related to new high-impact international exploration opportunities, with the remainder supporting the expansion of the Wattenberg horizontal Niobrara program, the acceleration of major projects in Equatorial Guinea, and the addition of a new near-term gas development project in Israel.
The addition of the offshore Senegal and Guinea-Bissau opportunity, as well as the updated timing of a Cyprus exploration well (now planned to spud in the fourth quarter) comprises the majority of the higher exploration capital for 2011.

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The Company continues to expand its Niobrara drilling program at Wattenberg, with plans to bring a fifth horizontal rig into the field in the middle part of the third quarter. As a result of the additional rig and continued efficiencies, the Company anticipates drilling around 85 horizontal Niobrara wells in the DJ basin in 2011, up approximately 20 percent from original estimates. Offshore Israel, the Company is proceeding with development of the Noa field in the third quarter of 2011 (first production is expected in the second half of 2012).
In Equatorial Guinea, the Company is continuing to progress its liquid developments at Aseng and Alen. First production at Aseng is now expected by year-end 2011.
Noble Energy has modified its full year exploration expense guidance to range from $380 to $440 million as a result of the new exploration opportunities in West Africa (Senegal and Guinea-Bissau) and Cyprus. In addition, income from equity method investees has been increased to between $165 to $185 million, up from original guidance as a result of strong global liquid prices.
(1)	A Non-GAAP measure, see attached Reconciliation Schedules

(2)	Capital expenditures exclude a non-cash accrual related to construction progress to-date on the Aseng FPSO
WEBCAST AND CONFERENCE CALL INFORMATION
Noble Energy, Inc. will host a webcast and conference call at 9:00 a.m. Central time today. The webcast is accessible on the ‘Investors’ page at www.nobleenergyinc.com. Conference call numbers for participation are 888-297-0360 and 719-325-2122, passcode 8518755. A replay will be available on the website.
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company has core operations onshore in the U.S., primarily in the DJ basin, in the deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Further information is available at www.nobleenergyinc.com.
Contact:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
This news release includes projections and other “forward-looking statements” within the meaning of the federal securities laws. Such projections and statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the

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presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-07964, available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the Company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry.
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PR 522 07/28/11

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Schedule 1
Noble Energy, Inc.
Reconciliation of Net Income to Adjusted Earnings
(in millions, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net Income	$294	$204	$308	$441
Unrealized (gains) losses on commodity derivative instruments	(142)	(63)	160	(210)
Asset impairments [1]	131	—	139	—
Gain on divestitures [2]	(26)	—	(26)	—
Drilling rig expense [3]	1	26	19	26
Other adjustments	4	—	5	—

Total Adjustments before tax	(32)	(37)	297	(184)
Income Tax Effect of Adjustments [4]	1	31	(102)	79

Adjusted Earnings [5]	$263	$198	$503	$336

Adjusted Earnings Per Share
Basic	$1.48	$1.13	$2.85	$1.92
Diluted [6]	1.44	1.07	2.81	1.85

Weighted average number of shares outstanding
Basic	176	175	176	175
Diluted	179	178	178	178

[1] Due to field performance combined with a low natural gas price environment, we determined that the carrying amounts of certain of our onshore US developments, primarily in East Texas, were not recoverable from future cash flows and, therefore, were impaired.
[2] During second quarter of 2011, we completed the transfer of assets and exit from Ecuador.
[3] Amount for 2011 represents stand-by rig expense incurred prior to receiving permit to resume drilling activities in the deepwater Gulf of Mexico. Amount for 2010 represents costs to terminate a deepwater Gulf of Mexico drilling rig contract due to the Federal Deepwater Moratorium.
[4] The net tax effects are determined by calculating the tax provision for GAAP Net Income, which includes the adjusting items, and comparing the results to the tax provision for Adjusted Earnings, which excludes the adjusting items. The difference in the tax provision calculations represents the tax impact of the adjusting items listed here. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period may be different.
[5] Adjusted earnings should not be considered a substitute for net income as reported in accordance with GAAP. Adjusted earnings is provided for comparison to earnings forecasts prepared by analysts and other third parties. Our management believes, and certain investors may find, that adjusted earnings is beneficial in evaluating our financial performance as it excludes the impact of significant non-cash items. We believe such measures can facilitate comparisons of operating performance between periods and with our peers.
[6] The diluted earnings per share calculations for the three months ended June 30, 2011 include a decrease to net income of $4 million, net of tax, and for the three and six months ended June 30, 2010 include decreases to net income of $9 million and $7 million, net of tax, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 2
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Revenues
Crude oil and condensate	$596	$460	$1,165	$867
Natural gas	231	202	435	432
NGLs	68	48	125	99
Income from equity method investees	48	24	96	50
Other revenues	11	17	33	36

Total revenues	954	751	1,854	1,484

Operating Expenses
Lease operating expense	99	100	191	188
Production and ad valorem taxes	38	34	70	67
Transportation expense	18	16	35	34
Exploration expense	68	52	138	132
Depreciation, depletion and amortization	235	215	456	431
General and administrative	82	63	165	129
Asset impairments	131	—	139	—
Other operating (income) expense, net	(11)	41	18	55

Total operating expenses	660	521	1,212	1,036

Operating Income	294	230	642	448
Other (Income) Expense
(Gain) loss on commodity derivative instruments	(143)	(96)	143	(242)
Interest, net of amount capitalized	21	19	37	39
Other (income) expense, net	(9)	(13)	—	(13)

Total other (income) expense	(131)	(90)	180	(216)

Income Before Taxes	425	320	462	664
Income Tax Provision	131	116	154	223

Net Income	$294	$204	$308	$441

Earnings Per Share
Basic	$1.66	$1.17	$1.75	$2.53
Diluted [1]	1.61	1.10	1.73	2.44

Weighted average number of shares outstanding
Basic	176	175	176	175
Diluted	179	178	178	178

[1] The diluted earnings per share calculations for the three months ended June 30, 2011 include a decrease to net income of $4 million, net of tax, and for the three and six months ended June 30, 2010 include decreases to net income of $9 million and $7 million, net of tax, related to deferred compensation gains from NBL shares held in a rabbi trust. Consistent with GAAP, when dilutive, the deferred compensation gain or loss, net of tax, is excluded from net income while the NBL shares held in the rabbi trust are included in the diluted sharecount.

Schedule 3
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Crude Oil and Condensate Sales Volumes (MBbl/d)
United States	37	38	37	39
Equatorial Guinea	11	16	12	12
North Sea	10	9	10	9
China	3	4	4	4

Total consolidated operations	61	67	63	64
Equity method investee	2	2	2	2

Total sales volumes	63	69	65	66

Crude Oil and Condensate Realized Prices ($/Bbl)
United States	$101.99	$75.00	$97.15	$74.39
Equatorial Guinea	114.80	76.10	108.57	75.16
North Sea	119.61	75.22	112.47	76.15
China	109.96	76.05	102.61	74.24

Consolidated average realized prices	$107.53	$75.36	$102.20	$74.77

Natural Gas Sales Volumes (MMcf/d)
United States	378	414	380	399
Equatorial Guinea	233	224	240	209
Israel	174	121	157	104
North Sea	6	7	7	7
Ecuador	—	27	—	28

Total sales volumes	791	793	784	747

Natural Gas Realized Prices ($/Mcf)
United States	$4.21	$3.89	$4.14	$4.64
Equatorial Guinea	0.27	0.27	0.27	0.27
Israel	4.81	4.33	4.54	4.28
North Sea	8.28	4.53	7.74	4.97

Consolidated average realized prices	$3.22	$2.91	$3.06	$3.32

Natural Gas Liquids (NGL) Sales Volumes (MBbl/d)
United States	15	13	14	13
Equity method investee	5	5	5	5

Total sales volumes	20	18	19	18

Natural Gas Liquids Realized Prices ($/Bbl)
United States	$50.03	$39.37	$48.98	$42.12
Barrels of Oil Equivalent Volumes (MBoe/d)
United States	115	120	114	118
Equatorial Guinea	50	54	52	47
Israel	29	20	26	17
North Sea	11	10	12	10
Other International	3	8	4	9

Total consolidated operations	208	212	208	201
Equity method investee	7	7	7	7

Total barrels of oil equivalent (MBoe/d)	215	219	215	208

Barrels of oil equivalent volumes (MMBoe)	20	20	39	38

Schedule 4
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	June 30,	December 31,
	2011	2010
Assets
Current Assets
Cash and cash equivalents	$1,527	$1,081
Accounts receivable, net	571	556
Other current assets	215	201

Total current assets	2,313	1,838
Net property, plant and equipment	10,868	10,264
Goodwill	696	696
Other noncurrent assets	462	484

Total Assets	$14,339	$13,282

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable — trade	$1,072	$927
Other current liabilities	430	495

Total current liabilities	1,502	1,422
Long-term debt	2,797	2,272
Deferred income taxes	2,188	2,110
Other noncurrent liabilities	694	630

Total Liabilities	7,181	6,434
Total Shareholders’ Equity	7,158	6,848

Total Liabilities and Shareholders’ Equity	$14,339	$13,282

Schedule 5
Noble Energy, Inc.
Discretionary Cash Flow and Reconciliation to Operating Cash Flow
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Adjusted Earnings [1]	$263	$198	$503	$336
Adjustments to reconcile adjusted earnings to discretionary cash flow:
Depreciation, depletion and amortization	235	215	456	431
Exploration expense	68	52	138	132
(Income)/distributions from equity method investments, net	18	11	(5)	(2)
Deferred compensation (income) expense	(7)	(13)	3	(11)
Deferred income taxes	67	17	110	25
Stock-based compensation expense	14	13	29	27
Other	1	3	1	5

Discretionary Cash Flow [2]	$659	$496	$1,235	$943

Reconciliation to Operating Cash Flows
Net changes in working capital	163	(187)	63	21
Cash exploration costs	(46)	(37)	(94)	(78)
Current tax expense of earnings adjustments	(34)	(19)	36	(47)
Standy-by rig expense [3]	(1)	—	(19)	—
Other adjustments	4	3	8	5

Net Cash Provided by Operating Activities	$745	$256	$1,229	$844

Capital expenditures (accrual based)	$702	$519	$1,247	$928
Increase in FPSO lease obligation	17	68	51	108
DJ Basin asset acquisition	—	—	—	509

Total Capital Expenditures (Accrual Based)	$719	$587	$1,298	$1,545

[1] See Schedule 1, Reconciliation of Net Income to Adjusted Earnings.
[2] The table above reconciles discretionary cash flow to net cash provided by operating activities. Adjustments for capitalized interest were retrospectively removed from our discretionary cash flow calculation as of March 31, 2011. While discretionary cash flow is not a GAAP measure of financial performance, our management believes it is a useful tool for evaluating our overall financial performance. Among our management, research analysts, portfolio managers and investors, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.
[3] Amount for 2011 represents stand-by rig expense incurred prior to receiving permit to resume drilling activities in the deepwater Gulf of Mexico. Amount for 2010 represents costs to terminate a deepwater Gulf of Mexico drilling rig contract due to the Federal Deepwater Moratorium.

Schedule 6
Noble Energy, Inc.
Effect of Commodity Derivative Instruments
(in millions, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Reclassification from Accumulated Other
Comprehensive Loss (AOCL) to Revenue [1]
Crude Oil	$—	$(4)	$—	$(9)
Natural Gas	—	—	—	(1)

Total Revenue Decrease	$—	$(4)	$—	$(10)

Gain (Loss) on Commodity Derivative Instruments
Crude oil
Realized	$22	$(3)	$32	$(5)
Unrealized	(149)	107	125	110

Total crude oil	$(127)	$104	$157	$105

Natural gas
Realized	$(23)	$36	$(49)	$37
Unrealized	7	(44)	35	100

Total natural gas	(16)	(8)	(14)	137

Total Gain (Loss) on Commodity Derivative Instruments	$(143)	$96	$143	$242

Summary of Cash Settlements
Realized gain (loss) on commodity derivative instruments	$(1)	$33	$(17)	$32
Amounts reclassified from AOCL	—	(4)	—	(10)

Cash settlements received (paid)	$(1)	$29	$(17)	$22

[1] The amounts reclassified from AOCL represented deferred unrealized hedge gains and losses. All hedge gains or losses had been reclassified to revenues by December 31, 2010.